Exhibit 10.9
CONFIDENTIAL
SETTLEMENT AND
PATENT LICENSE AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made as of this 28th day of February, 2006 (the "Effective Date”) by and between NetRatings, Inc., a Delaware corporation, with offices at 120 West 45th Street, New York, New York 10036 (“NetRatings”), and Omniture, Inc., a Delaware corporation, with offices at 550 East Timpanogos Circle, Orem, Utah 84097 (“Omniture” or "Licensee”) (NetRatings and Licensee collectively, the “Parties”).
WITNESSETH:
     WHEREAS, NetRatings is the sole and exclusive owner or joint owner of certain patents and patent applications, as farther identified herein;
     WHEREAS, the Parties are presently engaged in litigation in the United States District Court, District of Delaware, captioned NetRatings, Inc. v. Omniture, Inc., Civil Action No. 05-313-GMS (the “Action”);
     WHEREAS, the Parties wish to resolve and settle the Action and all disputes that are the subject matter of the Action; and
     WHEREAS, as part of the settlement of the Action, NetRatings wishes to grant to Licensee, and Licensee wishes to receive, a license under the aforementioned patents of NetRatings pursuant to the terms and subject to the conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties agree as follows:
     1. DEFINITIONS
     The capitalized terms in this Agreement which are not defined in the text of the Agreement shall have the meanings set forth in this Section 1. In addition, the existence or scope of any defined term in this Agreement shall not constitute or be deemed to be the belief on the part of NetRatings that the NetRatings Patents or any claims therein are in any way limited in scope or to application or enforcement in any particular field(s) of use.
          1.1 “Change of Control Event” means the closing of a sale to or acquisition by a person or entity (“Purchaser”), whether by merger, consolidation, reorganization or other similar transaction or series of related transactions, of (i) all or substantially all of the assets of the Licensee; or (ii) fifty percent (50%) or more of the combined voting power of Licensee’s then outstanding securities. For the avoidance of doubt, a Change of Control Event shall not include a public or private offering of Omniture securities, unless as a result of such offering a person or entity acquires fifty percent (50%) or more of the combined voting power of Omniture’s securities outstanding immediately following such offering.

          1.2 “Licensee Customer” shall mean any person or entity who, with express authorization from Licensee or a Licensee Provider, purchases, leases, licenses, subscribes to or uses any Licensed Product only for such person’s or entity’s own use internally or in monitoring or tracking the use or access of computer resources delivered by such person or entity over a network, and not for the purpose of providing the Licensed Product or any service depending thereon to a third party.
          1.3 “Licensee Provider” shall mean any person or entity who, with express authorization from and on behalf of Licensee (including without limitation OEM’s, resellers and distributors), manufactures or develops any Licensed Product for Licensee, or offers for sale, sells, imports, exports, resells, licenses, combines or distributes to Licensee Customers any Licensed Product whether on a standalone basis or in combination with its own products or services, including, but not limited to, for the purpose of providing the Licensed Product or any service depending thereon to a third party.
          1.4 “Licensed Products” shall mean any products, technology or services (whether in whole or in part, or any portion thereof, and whether pursuant to sale, license, subscription service or otherwise) that are manufactured, made or developed by or for Omniture, or that are used, licensed, marketed, offered for sale, distributed, exported, imported or sold by Omniture, directly or indirectly, except as provided in Section 2.2. Licensed Products commercially released as of the Effective Date are listed on Schedule B hereto. Except to the extent permitted by Section 15.1(ii). Licensed Products shall not include any product, technology or service developed by and for an entity other than Omniture and which are sold by third parties.
          1.5 “Licensee’s Revenue” shall mean Licensee’s gross consolidated revenues from the manufacture, development, design, sale, offer for sale, resale, import, export, integration, hosting, leasing, licensing or distributing of products, technology and/or services, including but not limited to revenue received from all Licensee Customers and Licensee Providers, less, sales, VAT, excise, or similar taxes, discounts and allowances actually shown on an applicable invoice. No costs shall be deducted from Licensee’s Revenue. Licensee’s Revenue shall be deemed to have occurred when such revenue is recognized by Licensee in accordance with generally accepted accounting principles consistently applied.
          1.6 “NetRatings Patents” shall mean all United States and foreign issued patents and pending patent applications owned or controlled by NetRatings as of the Effective Date, including the patents and patent applications identified on Schedule A attached hereto, which schedule NetRatings agrees to supplement within thirty (30) days of the Effective Date. In addition, the NetRatings Patents shall include any foreign counterparts, and United States or foreign patents issuing as a divisional, continuation, continuation-in-part, reissue, reexamination, renewal or extension of any of the foregoing patents and any pending patent applications, as well as any and all other present or future United States or foreign patents or patent applications that claim priority to any of the above.
          1.7 “Omniture Patents” shall mean all United States and foreign issued patents, if any, and pending patent applications owned or controlled by Omniture as of the Effective Date, including the patents and patent applications identified on Schedule C attached hereto, which schedule Omniture agrees to supplement within thirty (30) days of the Effective Date, and any United States or foreign patents issuing as a divisional, continuation, continuation-in-part, reissue, reexamination, renewal or extension of any of the foregoing patents and patent applications.
          1.8 “Term ” shall mean the period commencing as of the Effective Date and continuing to and including the date on which the last remaining NetRatings Patent listed in Schedule A (as will be supplemented by NetRatings within thirty (30) days pursuant to Section 1.6, or as may be supplemented by NetRatings thereafter upon a showing that a patent or application was inadvertently omitted from Schedule A) expires, unless earlier terminated in accordance with Section 10.
          1.9 “Web Analytics” shall mean [ * ]1.
     2. LICENSE
          2.1 Grant of License to Licensee. Subject to Section 2.2, NetRatings hereby grants to Licensee, subject to the terms and conditions of this Agreement, a limited, irrevocable (except as provided in Section 10), non-exclusive, non-transferable (except as provided in Section 15), royalty-bearing, world-wide license under the NetRatings Patents during the Term to make (including the right to practice methods, processes and procedures), have made, use, license, lease, sell, offer for sale, market, distribute, export and import the Licensed Products (the “License”).
          2.2 Exclusions. Notwithstanding anything in this Agreement to the contrary, Licensee expressly acknowledges and agrees that the License granted under this Agreement does not permit the Licensee (or therefore any Licensee Customers or Licensee Providers) the right to:
               (i)  [ * ] For purposes of this Section 2.2(i), an “affiliate” of a “person or entity” means any other person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such “person or entity.”
               (ii)  [ * ]
          2.3 Reservation of Rights. Any and all rights not expressly granted to Licensee in this Agreement with respect to the NetRatings Patents, including, without limitation, the rights reserved under Section 2.2 to practice the NetRatings Patents and the right to enforce the NetRatings Patents against third parties and collect royalties and/or damages in connection therewith, are hereby reserved and retained exclusively by NetRatings.

1 [ * ] – these provisions are the subject of a confidential treatment request.

          2.4 Sublicense Rights. Licensee may grant to Licensee Customers a limited, non-exclusive, non-transferable, written sublicense under the License solely for the purpose of allowing such entities to purchase or use the Licensed Products in accordance with Section 1.2. In addition, Licensee may grant to Licensee Providers a limited, nonexclusive, non-transferable, written sublicense under the License solely for the purpose of allowing such entities to manufacture or develop any Licensed Product for Licensee, or offer for sale, sell, import, export, resell, license, combine or distribute to Licensee Customers any Licensed Product whether on a standalone basis or in combination with its own products or services, including, but not limited to, for the purpose of providing the Licensed Product or any service depending thereon to a third party. Such sublicenses shall in no event apply to products, services or technology of a Licensee Customer or Licensee Provider which, without the Licensed Products, infringes any independent claim of any NetRatings Patents. Other than as expressly provided by this Section 2.4, no other sublicenses of any kind may be granted under this Agreement, and any such sublicenses shall be null and void. Any sublicenses granted hereunder are only valid and in effect when and if the License is valid and in effect.
          2.5 Markings and Samples. Licensee shall fully comply with the patent marking provisions of the United States or other applicable patent laws. In furtherance of the foregoing, Licensee will clearly label the Licensed Products with identifying numbers of any issued NetRatings Patents, specifying that the Licensed Products are licensed under such NetRatings Patents. As may be requested from time to time, but in no event more than once each calendar year of the Term, Licensee shall submit to NetRatings five (5) samples of each of the Licensed Products or such other evidence, including screen captures, as will be reasonably sufficient to show that the marking requirements of this Section 2.6 are being fulfilled. Neither the marking of any Licensed Product pursuant to this Agreement or this Section 2 shall be deemed to constitute an admission by Licensee that the Licensed Products are covered by the NetRatings Patents.
     3. PAYMENT OF ROYALTIES
          3.1 Royalty Fees.
               (i) Initial Royalty. As partial consideration for the settlement of the Action and the License granted under this Agreement, and regardless of whether any additional payments are paid under Section 3.1 of this Agreement, Licensee shall pay ten-million U.S. dollars ($10,000,000) to NetRatings (the “Initial Royalty”) as follows: (1) within three (3) business days from the date on which Licensee executes this Agreement and receives an original of this Agreement, including all Exhibits (including the stipulations required under Section 9), that has been fully executed by a duly authorized representative of NetRatings, Licensee shall pay one-million five-hundred thousand U.S. dollars ($1,500,000) to NetRatings; (2) no later than June 15, 2006, Licensee shall pay one-million five-hundred thousand U.S. dollars ($1,500,000) to NetRatings; (3) no later than September 15, 2006, Licensee shall pay one-million five-hundred thousand U.S. dollars ($1,500,000) to NetRatings; (4) on or before December 15,2006, Licensee shall pay one-million five-hundred thousand U.S. dollars ($1,500,000) to NetRatings; (5) on or before March 15, 2007, Licensee shall pay one-million U.S. dollars ($1,000,000) to NetRatings; (6) on or before June 15, 2007, Licensee shall pay one-million U.S. dollars ($1,000,000) to NetRatings; (7) on or before September 15, 2007, Licensee shall pay one-million U.S. dollars ($1,000,000) to

NetRatings; and (8) on or before December 15, 2007, Licensee shall pay one-million U.S. dollars ($1,000,000) to NetRatings.
               (ii) Additional Royalty. As further consideration for the License granted under this Agreement, and in addition to the other payments required pursuant to Section 3.1 of this Agreement, Licensee will pay NetRatings an additional royalty, in the aggregate not to exceed four-million U.S. dollars ($4,000,000) (the “Additional Royalty”), which Additional Royalty shall be required to be paid only if and when: (1) Licensee completes an initial public offering of its securities, in which case Licensee shall pay NetRatings four-million U.S. dollars ($4,000,000) (minus any other payments previously made under this Section 3.1(ii)) within five (5) business days of the closing of the initial public offering; (2) a Change of Control Event occurs, in which case Licensee shall pay NetRatings four-million U.S. dollars ($4,000,000) (minus any other payments previously made under this Section 3.1(ii)) within five (5) business days of such Change of Control Event; and (3) for calendar year 2008, and each calendar year thereafter, Licensee’s Revenue equals or exceeds sixty-million U.S. Dollars ($60,000,000), in which case Licensee shall pay NetRatings two-million U.S. dollars ($2,000,000) on or before January 30 of the calendar year immediately following the calendar year in which Licensee’s Revenue equaled or exceeded sixty-million U.S. dollars ($60,000,000), up to a total of four-million U.S. dollars ($4,000,000) (minus any other payments previously made under this Section 3.1(ii)).
               (iii) Licensee Provider Royalties. As further consideration for the License granted under this Agreement, and in addition to the other payments required pursuant to Section 3.1 of this Agreement, in the event Licensee’s revenue for any given calendar year during the Term from any single Licensee Provider listed in Schedule F to this agreement (including affiliates and subsidiaries of such Licensee Provider as of the Effective Date) equals or exceeds [ * ], then, on or before January 30 of the calendar year immediately following such given calendar year, Licensee shall pay an amount equal to [ * ] (the “Licensee Provider Royalty”). During the Term, Licensee shall make such annual Licensee Provider Royalty payments, if any, up to a total of [ * ] in the aggregate, at which time no additional Licensee Provider Royalties will become due. For purposes of this Section 3.1(iii), Licensee’s revenue attributable to any single Licensee Provider shall be determined in the same manner as Licensee’s Revenues are determined for Licensee as defined in Section 1.5 of this Agreement.
               (iv) Licensee Acquisition Royalties. As further consideration for the License granted under this Agreement, and in addition to the other payments required pursuant to Section 3.1 of this Agreement, and subject to Section 3.2 below, in the event that, during the Term, Licensee acquires, whether by merger, consolidation, reorganization or other similar transaction or series of transactions, all or substantially all the technology, customers, or other assets of an entity or fifty percent (50%) or more of the combined voting power of an entity’s then outstanding securities (in either case, the entity being referred to herein as the “Acquired Entity”), then, within thirty (30) business days following the closing date of any such transaction, Licensee will either pay NetRatings (1) an additional royalty of [ * ], or (2) an additional royalty of [ * ] (either of the foregoing royalties referred to as a “Licensee Acquisition Royalty”). For purposes of this Section 3.1(iv), the [ * ]. Notwithstanding the foregoing, Licensee shall not be obligated to pay the Licensee Acquisition Royalties for any transaction if and only if (1) Licensee has paid (regardless of the type of consideration) less than [ * ] for such Acquired Entity or the assets or securities thereof in a single transaction or in any series of transactions, or (2) the Acquired Entity already has a license from NetRatings under the NetRatings Patents which covers the acquired technology, customers or other assets of the Acquired Entity or (3) Licensee’s royalty payment obligations have terminated prior to the closing date of such transaction pursuant to Section 3.2.
          3.2 Termination of Royalty Obligations. In the event that, and only in the event that, every claim of every one of NetRatings’ U.S. Patent Nos. 5,675,510; 5,796,952; 6,115,680; 6,108,637; 6,138,155; 6,643,696; 6,763,386 and any additional NetRatings Patent asserted against at least one accused infringer in any litigation action currently pending or started within six (6) months of the Effective Date, is determined to be invalid or unenforceable by a final, unappealed decision of a court having competent jurisdiction and authority to issue such a holding or by the Federal Circuit Court of Appeals, whichever is earlier, then the payment obligations set forth in Section 3.1 shall be terminated as of the date of such decision, and from that date forward, no further Initial or Additional Royalty payments will be due. The termination of the payments pursuant to this Section 3.2 shall not entitle Licensee to a refund of any payments previously made. Licensee agrees not to contest the validity or enforceability of any of the NetRatings Patents or in any way assist any other entity in contesting the validity or enforceability of any of the NetRatings Patents, except that Licensee may contest the validity or enforceability of any NetRatings Patent which NetRatings asserts against Licensee in an action. Licensee further agrees that the termination of any of the royalty payments pursuant to this Section 3.2 shall not be effective in the event of a breach of Licensee’s agreement not to so contest or assist in contesting the validity or enforceability of any of the NetRatings Patents.
          3.3 Method of Payment. Unless otherwise specified in writing by NetRatings, all payments to be made by Licensee under this Agreement shall be made by wire transfer of funds to the account of NetRatings as set forth in Exhibit B hereto.
          3.4 Interest on Late Payments. Late payments shall incur at the prime interest rate, as reported by the Wall Street Journal, plus one percent (1%) per month from the date such payments were originally due hereunder or the highest rate allowable under applicable law (whichever is less).
          3.5 Royalty Statements. Unless or until Licensee’s obligation to pay the Additional Royalty and Licensee Provider Royalty is fully satisfied or has terminated, then, on or before January 30th of each calendar year, Licensee shall provide NetRatings with written statements of Licensee’s Revenue in the form annexed hereto as Schedule D. Within thirty (30) business days of any acquisition by Licensee pursuant to Section 3.1(iv). Licensee shall provide NetRatings with a written statement of the applicable [ * ]. Such royalty statements shall be certified as accurate by a duly authorized officer of Licensee. The receipt or acceptance by NetRatings of any royalty statement or payment shall not prevent NetRatings from subsequently challenging the validity or accuracy of such statement or payment.
     4. RECORD INSPECTION AND AUDIT
          4.1 Right To Inspect and Audit. Unless or until Licensee’s obligation to pay the Additional Royalty and Licensee Provider Royalty is fully satisfied or has terminated, NetRatings shall have the right, upon reasonable notice to Licensee, up to one (1) time during each calendar year during the Term and for three (3) years thereafter, to audit Licensee’s books and records relevant to the calculation of Licensee’s Revenue. In addition, within ninety (90) days of the effective date of an acquisition under Section 3.1(iv), NetRatings shall have the right, upon reasonable notice to Licensee, up to one (1) time with respect to any acquisition and to be conducted within three (3) months from the date of receipt of notice regarding such acquisition, to audit Licensee’s books and records relevant to the revenues of any Acquired Entity for which Licensee Acquisition Royalties maybe due pursuant to Section 3.1(iv). Any audits described herein will be performed by an independent accounting firm that is mutually agreed upon by NetRatings and Licensee, provided that such accounting firm agrees in writing to maintain the confidentiality of such books and records.
     5. COVENANT NOT TO SUE
          5.1 Omniture Covenant to NetRatings. Omniture and its subsidiaries hereby covenant and agree that they will not bring suit against NetRatings, its subsidiaries, authorized customers, manufacturers, distributors, and resellers, for infringement of any Omniture Patent based on the manufacturing, making (including the right to practice methods, processes and procedures), having made, using, leasing, selling, offering for sale, marketing, distributing, exporting and importing of (i) any NetRatings product, service and/or technology commercially released or which NetRatings can show were under development prior to or as of the Effective Date but only if each such NetRatings product under development is released as a standard product within twelve (12) months of the Effective Date (“NetRatings Original Versions”), and future versions of the NetRatings Original Versions which contain no more than patches to, bug fixes of, minor enhancements or modifications of, or minor updates or upgrades of the NetRatings Original Versions, except for any new features or functionality added to NetRatings Original Versions which infringe an Omniture Patent that did not already cover the NetRatings Original Versions; and (ii) any product, service and/or technology acquired by NetRatings from a third party, including by acquisition of such third party, provided that such acquired product, service and/or technology does not infringe an Omniture Patent which did not already cover the NetRatings Original Versions. The foregoing covenant is personal to NetRatings and its subsidiaries and is not transferable or assignable [ * ].
     6. REPRESENTATIONS AND WARRANTIES
          6.1 Representations and Warranties of the Parties. The parties represent and warrant to each other that: (i) it and/or its subsidiaries are the owner or joint owner (as specifically identified on Schedule A) of the right, title, and interest in and to the NetRatings Patents or the Omniture Patents (as applicable); and (ii) it has the right and power to enter into this Agreement and, with respect to NetRatings, it has the power to grant the License granted herein. Licensee represents and warrants that the information in Schedule E is true and accurate. Each party acknowledges that the foregoing representations and warranties made by the other party constitute a material part of the consideration inducing each party to enter into this Agreement.
          6.2 Limitations on Warranties. Nothing in this Agreement shall be construed as: (i) representing the scope of any claims of the NetRatings Patents or the Omniture Patents; or (ii) representing that the sale or use of such products or services encompassed by any of the claims set forth in one or more claims of the NetRatings Patents or the Omniture Patents will be free of infringement of any other intellectual property rights.
          6.3 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 6, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
     7. LIMITATIONS OF LIABILITY
     EXCEPT WITH RESPECT TO CLAMS RELATED TO EACH PARTY’S NONDISCLOSURE OBLIGATIONS UNDER SECTION 11, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING ANY LOST PROFITS, EXEMPLARY OR SPECIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT OR OTHERWISE. IN ALL EVENTS, EACH PARTY’S TOTAL LIABILITY IN THE AGGREGATE UNDER THIS AGREEMENT (EXCEPT WITH RESPECT TO LICENSEE’S ROYALTY OBLIGATIONS AND WITH CLAIMS RELATED TO EACH PARTY’S NONDISCLOSURE OBLIGATIONS UNDER SECTION 11) IS LIMITED TO AND SHALL NOT EXCEED FIVE HUNDRED THOUSAND U.S. DOLLARS (US $500,000), PLUS ANY ATTORNEYS’ FEES AND INTEREST WHICH MAY BE DUE UNDER THIS AGREEMENT OR UNDER LAW. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 7 SHALL BE CONSTRUED TO LIMIT THE LIABILITY OF LICENSEE RESULTING FROM LICENSEE’S MANUFACTURE, SALE OR USE OF ANY PRODUCTS OR SERVICES OUTSIDE OF THE SCOPE OF THE LICENSE GRANTED HEREUNDER.
     8. RELEASES
          8.1 Release of Omniture. NetRatings and its subsidiaries, officers, directors and employees hereby irrevocably release and discharge Licensee and its subsidiaries, officers, directors, managers, members and employees from any actions, demands, claims, causes of action, charges, judgments, damages and attorneys fees, including but not limited to all claims asserted in the Action, or in connection with the NetRatings Patents, or which should have been brought in the Action, whether known or unknown, suspected or unsuspected, in law or in equity, arising from or in connection with the manufacture (including practicing methods, processes and procedures), use, lease, license, sale, offer for sale, market, distribution, exportation or importation of the Licensed Products from the beginning of time up to and including the Effective Date of this Agreement. Nothing in this Section 8.1 is intended by NetRatings to release Licensee from any of its obligations under this Agreement or from any liability of Licensee or any other person for actions occurring after the Effective Date.
          8.2 Release of NetRatings. Licensee and its subsidiaries, officers, directors, managers, members and employees hereby release and discharge NetRatings and its subsidiaries, officers, directors and employees from any actions, demands, claims, causes of action, charges, judgments, damages or attorneys fees, including but not limited to all claims asserted in the Action, whether known or unknown, suspected or unsuspected, in law or in equity, arising from or in connection with the Action or the Omniture Patents, or which should have been brought in the Action, arising from or in connection with the manufacture (including practicing methods, processes and procedures), use, lease, license, sale, offer for sale, market, distribution, exportation or importation of any NetRatings’ product, service or technology from the beginning of time up to and including the Effective Date of this Agreement. Nothing in this Section 8.2 is intended by Omniture to release NetRatings from any of its obligations under this Agreement or from any liability of NetRatings or any other person for actions occurring after the Effective Date.
     9. DISMISSAL OF THE ACTION
     Promptly upon execution of this Agreement by the Parties, the Parties shall cause their respective legal counsel to execute a Stipulation of Dismissal With Prejudice under Rule 41 of the Federal Rules of Civil Procedure dismissing the Action with prejudice. Each Party will bear its own litigation costs and fees. The Stipulation of Dismissal will be in the form attached hereto as Exhibit A.
     10. TERMINATION
     If either party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach, the non-breaching party may terminate this Agreement on written notice at any time following the end of such thirty (30) day period. Licensee’s failure to timely make a payment required under Section 3.1 of this Agreement shall constitute a material breach by Licensee of the Agreement, except that Licensee shall have sixty (60) days to cure such breach following receipt of written notice thereof from NetRatings. If Licensee acts outside the scope of the license granted in Section 2.1 or fails to make any payment required in Section 3.1 of this Agreement and fails to cure such action, or if Licensee fails to cure a material breach of Section 2.2(i), then the License will be terminated and all of the payments set forth in Section 3.1 herein (including both the Initial Royalty and the Additional Royalty) will be accelerated and deemed immediately due and payable as of the date of such termination. In the event that the License is terminated, the covenant not to sue as specified in Section 5 shall be terminated concurrently.
     11. CONFIDENTIALITY
          11.1 Definition of Confidential Information. “Confidential Information” shall mean any confidential technical data, trade secret, know-how or other confidential information disclosed by any Party hereunder in writing, orally, or by drawing or other form and which shall be marked by the disclosing party as “Confidential” or “Proprietary.” If such information is disclosed orally, or through demonstration, in order to be deemed Confidential Information, it must be specifically designated as being of a confidential nature at the time of disclosure and reduced in writing and delivered to the receiving party within thirty (30) calendar days of such disclosure.
          11.2 Exceptions To Confidentiality. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is known to the receiving party at the time of disclosure or becomes known to the receiving party without breach of this Agreement; (ii) is or becomes publicly known through no wrongful act of the receiving party or any subsidiary of the receiving party; (iii) is rightfully received from a third party without restriction on disclosure; (iv) is independently developed by the receiving party or any of its subsidiary; or (v) is approved for release upon a prior written consent of the disclosing party.
          11.3 Confidentiality Obligations. The receiving party agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the disclosing party for any purpose other than for the performance of the rights and obligations hereunder during the Term of this Agreement and for a period of [ * ] thereafter, without the prior written consent of the disclosing party. The receiving party further agrees that Confidential Information shall remain the sole property of the disclosing party and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees. No license shall be granted by the disclosing party to the receiving party with respect to Confidential Information disclosed hereunder unless otherwise expressly provided herein.
          11.4 Return of Confidential Information. Upon the request of the disclosing party, the receiving party will promptly return all Confidential Information furnished hereunder and all copies thereof.
          11.5 Disclosure. Neither party shall disclose this Agreement or any of the terms hereof to any third party without the prior written consent of the other party. This Agreement and its terms shall be held in strict confidence by each party and shall constitute Confidential Information. [ * ]. Further, based upon consultation with inside or outside legal counsel, either party may disclose information concerning this Agreement as required by the rules, orders, regulations, discovery requirements, subpoenas or directives of a court, government or governmental agency (including without limitation the SEC). Prior to any such disclosure, either party will promptly inform the other party of the scope of and basis for such disclosure. In the event either party determines that this Agreement, or a portion thereof, is required to be filed with the SEC, it will, if requested by the other party, seek confidential treatment for the portions of the Agreement for which the other party requests such confidential treatment. Notwithstanding anything to the contrary, Licensee may publicly disclose (including to customers or users of the Licensed Products and to Licensee Providers) that the Action has been settled and that use of the Licensed Products, in accordance with the terms of this Agreement, is a licensed use. On or shortly after the Effective Date, the parties will issue a press release substantially in the form shown in Exhibit C attached hereto.
     12. NOTICES
     Any notice required to be given under this Agreement shall be in writing and delivered personally to the other Party at the above-stated address or mailed by certified, registered or express mail, return receipt requested, or by Federal Express, attention CEO or General Counsel. In the case of NetRatings, a copy of any such notice shall be sent by Federal Express to Seth H. Ostrow, Esq., Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue, New York, New York 10022, Ph. (212) 895-2000. In the case of Licensee, a copy of any such notice shall be sent by Federal Express to Michael J. Sacksteder, Esq., Fenwick & West LLP, Embarcadero Center West, 275 Battery Street, 16th Floor, San Francisco, California 94111, Ph. (415) 875-2300.

     13. CHOICE OF LAW/JURISDICTION
     This Agreement shall be governed in accordance with the laws of the State of New York. All disputes under this Agreement shall be resolved by litigation in the appropriate federal or state courts located in the State of New York, County of New York and the Parties consent to the exclusive jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it in connection with such courts.
     14. ATTORNEYS’ FEES
     In any litigation arising out of this Agreement, the prevailing party shall be entitled to payment of its reasonable attorneys’ fees and costs by the other party.
     15. CHANGE OF CONTROL EVENT AND ASSIGNABILITY
          15.1 Change of Control Event — With Assignment. In the event of any Change of Control Event affecting Licensee, then the Additional Royalty required pursuant to Section 3.1(ii)(2) shall be immediately due and payable and shall be paid to NetRatings within thirty (30) business days of the effective date of the Change of Control Event. In addition to the foregoing, in the event of a Change of Control Event, if Licensee wishes to assign the Agreement, including the License to the Purchaser, and provided that all Royalty payments have been paid in accordance with Section 3.1 and Section 15.1, and provided that Licensee is in all material respects in compliance with the Agreement, then, upon written notice to NetRatings within five (5) business days of the effective date of the Change of Control Event, the Agreement, including the License, may be assigned by Licensee to the Purchaser, subject to the following limitations:
               (i) the License and any sublicenses granted under this Agreement shall be limited, subject to the restrictions in Section 15.1(ii), to (1) the Licensed Products commercially released as of the effective date of the Change of Control Event (“Original Versions”); (2) the elements of Omniture products which Omniture can show were under development as of the effective date of the Change of Control Event if such Omniture products are released as standard products within twelve (12) months of the effective date of the Change of Control Event; (3) future versions of the Licensed Products commercially released as of the effective date of the Change of Control Event or other Omniture products identified under Section 15.1(i)(2) which contain no more than patches to, bug fixes of, minor enhancements or modifications of, or minor updates or upgrades of the Original Versions except for any new features or functionality added to Original Versions which infringe a NetRatings Patent that did not already cover the Original Versions; and (4) future versions of the Licensed Products commercially released as of the effective date of the Change of Control Event or other Omniture products identified under Section 15.1(i)(2) which completely replace any Licensed Product or Section 15.1(i)(2) product (e.g., new x.0 release), as evidenced by Omniture or the Purchaser ceasing its distribution of the Licensed Products or Section 15.1(i)(2) product within three (3) months of the commercial release of the future version; and
               (ii) following any Change of Control Event, the License and any sublicenses granted under this Agreement shall not permit combining, merging, bundling or incorporating the Licensed Products, or any portion thereof, with any of the Purchaser’s Web

Analytics products, services or technology, except if (1) the Purchaser’s Web Analytics products, services or technology represents less than forty percent (40%) of the source code of the combined, merged or bundled Web Analytics product (for the avoidance of doubt, if the Purchaser is not combining, merging, bundling or incorporating a Web Analytics product with a Licensed Product, then for purposes of this calculation the Licensed Product shall constitute 100% of the source code of the combined, merged or bundled Web Analytics product); and (2) the Purchaser’s products, services or technology do not infringe any NetRatings Patent except for NetRatings Patents which already covered Omniture products, services and/or technology prior to the Change of Control Event. Except as set forth in the immediately preceding sentence, in the event that any products, services or technology developed, created or offered by the Purchaser (other than the products, services or technology which Purchaser acquired from Licensee as a result of the Change of Control Event), or any portion of such products, services or technology, is bundled with, combined with, merged with or incorporated into any of the Licensed Products (“Altered Products”), then any such Altered Products will not be deemed to be Licensed Products under this Agreement and the License and any sublicenses granted hereunder will not apply to such Altered Products.
          15.2 Assignment. Other than as specifically provided in Section 15.1 herein, Licensee shall not assign (in whole or in part, directly or indirectly) this Agreement or the rights and obligations hereunder, including without limitation the License, to any third party without the prior express written approval of NetRatings. An assignment of this Agreement shall constitute a material breach of this Agreement. The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns, but only to the extent permitted under Section 15.
          15.3 Change of Control Event — Without Assignment. In the event of any Change of Control Event (in which case the Additional Royalty required pursuant to Section 3.1(ii)(2) shall be paid to NetRatings within thirty (30) business days of the effective date of the Change of Control Event) following which Omniture does not assign this Agreement, including the License, to the Purchaser, the License and any sublicenses granted under this Agreement shall not permit combining, merging, bundling or incorporating any of the Purchaser’s Web Analytics products, services or technology, or any portion thereof, with the Licensed Products, and any such altered products, services or technology will not be deemed to be Licensed Products under this Agreement. Except as expressly set forth in this Section 15.3, in the event of a Change of Control Event in which Omniture does not assign this Agreement, this Agreement and the rights and obligations set forth herein shall remain in full force and effect.
          15.4 Licensee Acquisitions. In the event Licensee acquires an Acquired Entity or the products, services, technology, customers, or other assets thereof pursuant to Section 3.1(iv), then the products, services, and technology owned by the Acquired Entity will be considered Licensed Products under this Agreement as of the effective date of such transaction with the Acquired Entity if and only if, within thirty (30) business days of the effective date of such acquisition, Licensee pays NetRatings the Licensee Acquisition Royalties, if any, required in Section 3.1(iv) and provides the royalty statement regarding such Acquired Entity required under Section 3.5. If Licensee does not timely pay NetRatings the Licensee Acquisition Royalties, if any, and provide the Section 3.5 royalty statement, then the License granted in this Agreement shall not extend to any products, services, or technology developed, created or offered by the Acquired Entity, including to the extent any products, services or technology developed, created or offered by the Acquired Entity are incorporated into any of the Licensed Products.
     16. WAIVER
     No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.
     17. SEVERABILITY
     If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.
     18. COUNTERPARTS
     This Agreement may be executed by the Parties in counterparts, which, when assembled, shall be considered a fully executed original of this Agreement.
     19. SURVIVAL
     The following provisions shall survive the termination or expiration of this Agreement: Sections 1, 2 (except to the extent the License is terminated in accordance with Section 10) 3, 4, 6, 7, 8, 10, 11, 12, 13, 14, 17, 19, 20, and 21.
     20. NO ADMISSION
     This Agreement represents a resolution of disputed issues and claims between the Parties. Nothing contained herein is, or is to be construed as, an admission or evidence of liability on the part of either Party.
     21. ENTIRE AGREEMENT; AMENDMENT
     This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their agreement. All negotiations and representations made prior to the execution of this Agreement shall be deemed to have been integrated into the terms and conditions of this Agreement. This Agreement shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement.
     22. EARLY LICENSEE FAVORABLE TREATMENT
     In addition to, and without limitation of, other consideration exchanged in this Agreement, NetRatings has entered into this Agreement on the terms and conditions set forth herein in consideration of (i) the Parties’ reaching a settlement of the Action in its early stages; and (ii) Licensee’s status as an early licensee.

     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused this Agreement to be executed by their respective duly authorized representative identified below.

NETRATINGS, INC.		OMNITURE, INC.

By:	/s/ Alan Shapiro	By:	/s/ Joshua G. James

Print Name:	Alan Shapiro	Print Name:	Joshua G. James

Title:	SVP and General Counsel	Title:	CEO

SCHEDULE A
NETRATINGS PATENTS

Patent/Publication	Title
No.
5,675,510	Computer Use Meter and Analyzer
6,115,680	Computer Use Meter and Analyzer
AU0701813	Computer Use Meter and Analyzer
BR9609217	Medidor E Analizador De Uso De Computador
CA2223919	Computer Use Meter and Analyzer
EP0843946	Rechnerbenutzungsmesser Und Analysator
JP03317705
MX193614
NO09705728	Maaler Og Analysator For Datamaskinbenyttelse
WO9641495	Computer Use Meter and Analyzer

6,108,637	Content Display Monitor
AU735285	Content Display Monitor
CA2246746	Content Display Monitor
CN1174316	Content Display Monitor
CN1547123	Content Display Monitor
CN1547124	Content Display Monitor
CN1209891	Content Display Monitor
DK870234	Overvaagning Af Fremvisning Af Indhold
EP0870234	Content Display Monitor
EP1130526	Content Transferring System
EP1168196	Content Transferring Method
DE69720186	Inhaltsanzeigemonitor
ES2195170	Monitor De Exhibicion De Contenido
US20040078292	Content Display Monitoring By A Processing System
WO9810349	Content Display Monitor
5,796,952	Method And Apparatus For Tracking Client Interaction With A Network Resource And Creating Client Profiles And Resource Database
6,138,155	Method And Apparatus For Tracking Client Interaction With A Network Resource And Creating Client Profiles And Resource Database
6,643,696	Method And Apparatus For Tracking Client Interaction With A Network Resource And Creating Client Profiles And Resource Database
6,763,386	Method And Apparatus For Tracking Client Interaction With A Network Resource Downloaded From A Server
AU727170	Method And Apparatus For Tracking Client Interaction With A Network Resource And Creating Client Profiles And Resource Database

Patent/Publication	Title
No.
BR9808033	Processo E Aparelho Para Rastreamento De Interacao De Cliente Com Um Recurso De Rede E Criacao De Perfis De Cliente E Recurso De Base De Dados
CA2284530	Method And Apparatus For Tracking Client Interaction With A Network Resource And Creating Client Profiles And Resource Database
CN1251669	Method And Apparatus For Tracking Client Interaction With A Network Resource And Creating Client Profiles And Resource Database
EP1010116	Method And Apparatus For Tracking Client Interaction With A Network Resource And Creating Client Profiles And Resource Database
IL131871	Method And Apparatus For Tracking Client Interaction With A Network Resource And Creating Client Profiles And Resource Database
JP2000514942
KR341110
NZ337756	Method and apparatus for tracking client interaction with a network resource and creating client profiles and resource database
US20050114511	Method And Apparatus For Tracking Client Interaction With a Network Resource
US20040221033	Method And Apparatus For Tracking Client Interaction With A Network Resource And Creating Client Profiles And Resource Database
WO9843380	Method And Apparatus For Tracking Client Interaction With A Network Resource And Creating Client Profiles And Resource Database

2

SCHEDULE B
LICENSED PRODUCTS
SiteCatalyst
Omniture Discover
Omniture SearchCenter
Omniture DataWarehouse
Omniture University
Omniture Best Practices

SCHEDULE C
OMNITURE PATENTS
[ * ]

SCHEDULE D
ROYALTY STATEMENT

Licensee Revenue for Calendar Year 2___:	$

Additional Royalty Payment	$

Licensee Revenue for Calendar Year 2___ from each Licensee Provider listed in Schedule F that exceeded twenty-five percent (25%) of all Licensee Revenue:

Licensee Provider Royalty Payment:	$

SCHEDULE F
[ * ]

EXHIBIT A
STIPULATION OF DISMISSAL WITH PREJUDICE

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

)
NETRATINGS, INC.,		)
		)	Civil Action No. 05-313-GMS
	Plaintiff,	)
)
vs.		)	STIPULATION AND
		)	ORDER OF DISMISSAL
OMNITURE, INC.,		)	WITH PREJUDICE
)
	Defendant.	)
)
)

     Plaintiff NetRatings, Inc. (“NetRatings”), by its counsel Brown Raysman Millstein Felder & Steiner LLP, and Defendant Omniture, Inc. (“Omniture”), by its counsel Fenwick & West, LLP, hereby stipulate that they have reached a confidential settlement of the dispute that is the subject matter of the above-referenced action (the “Action”). Based upon such settlement, and upon the consent and approval of NetRatings and Omniture as indicated herein, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:
     1. The Action, including, without limitation, all claims and counterclaims asserted in the Action, is hereby dismissed with prejudice as to all parties pursuant to Rule 41(a)(l)(ii) of the Federal Rules of Civil Procedure.
     2. Each party shall bear its own costs and attorneys fees.

AGREED TO AND ACCEPTED:

Date:	Date:

Counsel for NetRatings, Inc.	Counsel for Omniture, Inc.

BROWN RAYSMAN MILLSTEIN	FENWICK & WEST LLP
FELDER & STEINER LLP

By:	By:
Frederick L.Whitmer (FW 8888)	Michael Sacksteder (___)
Seth H. Ostrow (SO 9605)	Heather Mewes (___)
Arianna Frankl (AF 7764)

900 Third Avenue	Embarcadero Center West
New York, New York 10022	275 Battery St., 16th Fl.
Telephone: (212) 895-2000	San Francisco, California 94111
Facsimile: (212) 895-2900	Telephone: (415) 875-2300
Facsimile: (415) 281-1350

YOUNG CONAWAY STARGATT	RICHARDS, LAYTON & FINGER
& TAYLOR, LLP

By:	By:
John W. Shaw (#3362)	William J. Wade (#704)

The Brandywine Building	One Rodney Square
1000 West Street, 17th Floor	920 N. King Street
Wilmington, Delaware 19801	P.O. Box 551
Telephone: (302) 571-6600	Wilmington, Delaware 19899
Facsimile: (302) 571-1253	Telephone: (302) 651-7700
Facsimile: (302) 651-7701

SO ORDERED:

Date
GREGORY M. SLEET
UNITED STATES DISTRICT JUDGE